FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC. ANNOUNCES FISCAL 2009
THIRD QUARTER FINANCIAL RESULTS

RACINE, WISCONSIN—April 21, 2009—Twin Disc, Inc. (NASDAQ: TWIN) today reported financial results for the fiscal 2009 third quarter and nine months ended March 27, 2009.

Sales for the fiscal 2009 third quarter were $69,292,000, compared to $85,838,000 for the fiscal 2008 third quarter.  Year-to-date, sales were $223,562,000 compared to $241,345,000 for the fiscal 2008 nine months.  The decline in sales for the fiscal 2009 third quarter was primarily due to lower sales of products to customers in the mega yacht, oil and gas, and industrial markets.  This was partially offset by higher sales to customers in the commercial marine, land-based military and airport rescue fire fighting (ARFF) markets.  For the fiscal 2009 third quarter, foreign currency translations negatively impacted sales by $2,906,000.

Gross margin, as a percentage of fiscal 2009 third-quarter sales, was 27.6 percent, compared to 31.0 percent in last year’s comparable period.  Year-to-date, gross profit, as a percentage of sales, was 27.8 percent down from 31.4 percent for the fiscal 2008 nine months.  Gross margin for fiscal 2009’s third quarter was negatively impacted by lower sales volumes, unfavorable product mix, increased warranty and pension expenses and the impact of foreign currency translations.

For the 2009 third quarter, marketing, engineering and administrative (ME&A) expenses, as a percentage of sales, were 21.0 percent, compared to 17.4 percent for the fiscal 2008 third quarter.  For the fiscal 2009 third quarter, stock based compensation expense increased $2,028,000 versus the third quarter of fiscal 2008 as the prior year figure included a $2,238,000 benefit related to the reversal of stock based compensation liabilities due to the decline in the Company’s stock price in the third quarter of fiscal 2008.  The current period increase was partially offset by a reduction of $1,508,000 in accrued bonus compensation and $824,000 for foreign currency translations.  Year-to-date, ME&A expenses, as a percentage of sales, were 21.4 percent, compared to 19.5 percent for the fiscal 2008 first nine months.  Increased expenditures related to the implementation of the Company’s new global ERP system and severance costs taken in the second fiscal quarter, and higher pension expenses were partially offset by lower bonus expense and favorable foreign currency translation.

Year-to-date, the effective tax rate of 29.2 percent improved over the prior year rate of 33.3 percent due primarily to a 5.9 percent reduction in the Italian corporate tax rate effective with the start of fiscal 2009, a shift in earnings to lower tax subsidiaries, the impact of foreign tax credits on the domestic tax rate and provision to return adjustments recorded in the third quarter based on changes in estimates.  The effective tax rate for the fiscal 2009 third quarter of 11.8 percent also compares favorably to the prior year rate of 25.4 percent as the items noted above primarily impacted the third quarter.  The prior year rate benefited from an adjustment to the Italian deferred tax balance related to the announced rate reduction.

Net earnings for the fiscal 2009 third quarter were $2,850,000, or $0.26 per diluted share, compared with $7,929,000, or $0.70 per diluted share, for the fiscal 2008 third quarter.  Year-to-date, earnings were $8,748,000, or $0.78 per diluted share, compared to $17,243,000, or $1.51 per diluted share for the fiscal 2008 nine months.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* was $6,292,000 for the fiscal 2009 third quarter, compared to $13,271,000 for the fiscal 2008 third quarter.  For the fiscal 2009 nine months, EBITDA was $21,532,000, compared to $33,680,000 for the fiscal 2008 comparable period.

Commenting on the results, Michael E. Batten, Chairman and Chief Executive Officer, said: “Going into the third quarter, we knew that Twin Disc was not immune from the challenges facing the global economy and while we saw signs of softening in certain markets as early as the first quarter, our overall business remained firm.  However, beginning in February and accelerating during the remainder of the third quarter, we experienced significant slowdown in volumes and orders throughout certain markets such as the mega yacht and industrial markets that we had not experienced during the fiscal 2009 first half.  As the slowdown developed in these markets, we began the process of aligning our global cost structure with perceived business levels, which included slowing production primarily at our European operations, which are closely tied to the mega yacht marine markets and adjusting our inventory and employee levels at our subsidiaries.  We will continue to take the appropriate actions to manage our cost structure and maintain a level of profitability that we feel the Company can achieve despite slowing sales.

“Our diverse and niche market focus has helped somewhat insulate Twin Disc from the impacts of the global slowdown as certain of our markets experienced growth during the third quarter.  Sales to military and commercial marine customers were up during the quarter, and while orders have slowed, they have not experienced, nor do we anticipate them to experience, the accelerated level of decline that we saw in the mega yacht marine markets.  Demand for ARFF vehicles has remained good and we continue to benefit from strong global demand and market share gains our largest customer in the ARFF market is making.  Our military business, both for land-based transmissions and marine propulsion systems, continues to perform to our expectations and we expect this to carry on for the foreseeable future.

“Most importantly, we continue to plan for the future.  We are optimistic that once the global economy stabilizes we will have many competitive and financial advantages to offer both our existing customers and new customers.  Specifically, we have developed three new products that will be introduced throughout fiscal 2010.  These products include: a hybrid-ready transmission that helps lower the environmental and noise pollution boats emit when they are operating at low RPM as they enter and leave a port; a joystick control system that will complement our existing QuickShift® transmission technology; and a new 7500 series transmission specifically designed for use in the oil and gas market for pressure pumping applications.  The 7500 series transmission, once available, will be the first transmission ever designed specifically for pressure pumping and we believe the market opportunity is significantly larger than the market for our successful 8500 series transmission.”

Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Treasurer, stated: “Our balance sheet and overall liquidity remain strong.  Initiatives to improve working capital are still in their infancy and we are optimistic that these initiatives will begin to take hold in the coming quarters.  Working capital at March 27, 2009 was $108,620,000, compared to $106,107,000 at June 30, 2008 and $105,573,000 at March 28, 2008.  We expect inventory levels to stabilize and eventually decline as we slow production at our European and domestic operations.  At March 27, 2009, the Company had cash of $12,303,000, compared to $14,447,000 at fiscal year end.  Total debt, at March 27, 2009, was $58,008,000, compared to $49,957,000 at June 30, 2008 and $57,353,000 at March 28, 2008.  We continue to have availability under our $35 million revolver, which expires in October 2010.  As of March 2009, the interest rate on the Company’s revolver was 1.75 percent.  Total debt-to-total capital was 33.2 percent at March 27, 2009.”

Mr. Batten continued, “Our six-month backlog at March 27, 2009 was $81,529,000 compared to $120,774,000 at June 30, 2008, and $125,685,000 at March 28, 2008.  While expected to be down, the acceleration of the decline in our backlog during the last two months of the third quarter was disappointing.  Although it is difficult to predict the extent of the downturn’s impact on our business, we remain committed to servicing our niche and global markets with exceptional products and services and we are confident in Twin Disc’s long-term business opportunities,” concluded Mr. Batten.

Twin Disc will be hosting a conference call today (April 21, 2009) to discuss these results and to answer questions at 2:00 p.m. ET.  To participate in the conference call, please dial 800-762-8779 five to 10 minutes before the call is scheduled to begin.  A replay will be available from 5:00 p.m. April 21, 2009 until midnight April 28, 2009.  The number to hear the teleconference replay is 800-406-7325.  The access code for the replay is 4055769.

The conference call will also be broadcast live over the Internet.  To listen to the call via the Internet, access Twin Disc's website at http://www.twindisc.com/companyinvestor.aspx and follow the instructions at the web cast link.  The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.
Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission.  Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions in this press release are not measures that are defined in U.S.  Generally Accepted Accounting Principles (“GAAP”).  These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects.  Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions.  Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per-share data, unaudited)
	Three Months Ended		Nine Months Ended
	March 27, 2009	March 28, 2008	March 27, 2009	March 28, 2008
Net sales	$69,292	$85,838	$223,562	$241,345
Cost of goods sold	50,141	59,211	161,386	165,522
Gross profit	19,151	26,627	62,176	75,823
Marketing, engineering and administrative expenses	14,517	14,969	47,843	47,041
Interest expense	526	757	1,837	2,325
Other expense, net	1,049	194	37	368
Earnings before income taxes and minority interest	3,059	10,707	12,459	26,089
Income taxes	362	2,719	3,639	8,686
Minority interest	153	(59	(72	(160
Net earnings	$2,850	$7,929	$8,748	$17,243

Earnings per share:
Basic	$0.26	$0.71	$0.79	$1.52
Diluted	$0.26	$0.70	$0.78	$1.51

Average shares outstanding:
Basic	11,006	11,198	11,127	11,318
Diluted	11,041	11,310	11,197	11,447
Dividends per share	$0.070	$0.070	$0.210	$0.195

RECONCILIATION OF CONSOLIDATED NET EARNINGS TO EBITDA (In thousands, unaudited)
	Three Months Ended		Nine Months Ended
	March 27, 2009	March 28, 2008	March 27, 2009	March 28, 2008
Net earnings	$2,850	$7,929	$8,748	$17,243
Income taxes	362	2,719	3,639	8,686
Interest expense	526	757	1,837	2,325
Depreciation and amortization	2,554	1,866	7,308	5,426
Earnings before interest, taxes, depreciation and amortization	$6,292	$13,271	$21,532	$33,680

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	March 27,	June 30,
	2009	2008
ASSETS
Current assets:
Cash	$12,303	$14,447
Trade accounts receivable, net	55,102	67,611
Inventories, net	97,906	97,691
Deferred income taxes	6,265	6,297
Other	8,780	9,649

Total current assets	180,356	195,695

Property, plant and equipment, net	63,548	67,855
Goodwill, net	16,651	18,479
Deferred income taxes	5,045	5,733
Intangible assets, net	7,366	9,589
Other assets	6,039	7,277

	$279,005	$304,628

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current maturities on long-term debt	$2,313	$1,730
Accounts payable	31,808	37,919
Accrued liabilities	37,615	49,939

Total current liabilities	71,736	89,588

Long-term debt	55,695	48,227
Accrued retirement benefits	32,713	34,325
Other long-term liabilities	1,224	2,163

	161,368	174,303

Minority interest	677	679

Shareholders' equity:
Common stock	14,225	14,693
Retained earnings	148,776	142,361
Accumulated other comprehensive (loss) income	(15,785	2,446

	147,216	159,500
Less treasury stock, at cost	30,256	29,854

Total shareholders' equity	116,960	129,646

	$279,005	$304,628

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands, unaudited)
	Nine Months Ended
	March 27, 2009	March 28, 2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$8,748	$17,243
Adjustments to reconcile net earnings to cash
provided by operating activities:
Depreciation and amortization	7,308	5,426
Other non-cash changes, net	417	2,391
Net change in working capital, excluding cash and debt, and other	(16,225	(13,908
Net cash provided by operating activities	248	11,152

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of fixed assets	(6,631	(10,605
Proceeds from sale of fixed assets	56	263
Other, net	1,111	(337
Net cash used by investing activities	(5,464	(10,679

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in notes payable, net	898	(98
Proceeds from long-term debt	7,939	12,880
Proceeds from exercise of stock options	110	133
Purchase of treasury stock	(1,813	(15,643
Dividends paid	(2,333	(2,220
Other, net	-	19
Net cash provided (used) by financing activities	4,801	(4,929

Effect of exchange rate changes on cash	(1,729	1,888

Net change in cash	(2,144	(2,568

Cash Balance:
Beginning of period	14,447	19,508

End of period	$12,303	$16,940

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